September 2022

Dakota ETHANOL

LACP

PO Box 100
Wentworth, SD 57075

605-483-2676 (corn)
888-539-2676 (corn)

www.dakotaethanol.com

Office hours:
8:00 a.m. to 5:00 p.m. (M-F)

Receiving/shipping hours:
7:30 a.m. to 4:30 p.m. (M-F)

Investor Relations email:
investor-relations@dakotaethanol.com

Contact information

Do we have your current address and phone number? Have you moved? No longer have a home phone? Is your cell phone your only phone number? What is your email address? Call or send an email to investor-relations@dakotaethanol.com with your current contact information.

This newsletter contains forward-looking statements. We undertake no responsibility to update any forward-looking statement. When used, the words "believe", "expect", "will", "can", "estimate", "anticipate" and similar expressions are intended to identify forward-looking statements. Readers should not place undue reliance on any forward-looking statements and recognize that the statements are not predictions of actual future results; which could, and likely will differ materially from those anticipated in the forward-looking statements due to risks and uncertainties, including those described in our SEC filings, copies of which are available through our website or upon request.





Fall Update:

Construction, shutdown, prices up across the board

With the fall shutdown completed Sept. 12-14, Dakota Ethanol is prepared for the winter months, and construction on the expansion project is moving well. The new fermenter is in service, with the ethanol storage tank having recently been completed and nearly ready to be filled. Crews are currently building the sidewalls for the new grain bin, which should be completed in October.

Financial:

On Sept. 6, 2022, the board of directors of Lake Area Corn Processors LLC declared a cash distribution of $0.20 per membership unit to unit holders of record at the close of business on July 1, 2022. The total distribution is $5,924,000.

Balance Sheet Data	6/30/22	12/31/21
Current Assets	$45,817,188	$59,935,257
Total Assets	136,266,070	148,952,863
Current Liabilities	21,067,893	31,488,859
Long-Term Liabilities	3,997,306	3,995,139
Member's Equity	111,200,871	113,468,865
Book Value Per Capital Unit	3.75	3.83

Statement of Operations	Six Months Ended 6/30/2022	Six Months Ended 6/30/2021
Revenues	$139,888,192	$112,853,779
Gross Profit	11,528,459	16,425,273
Net Income	$12,788,173	$16,594,182
Capital Units Outstanding	29,620,000	29,620,000
Net Income Per Capital Unit	$0.43	$0.56
Distributions Per Capital Unit	$0.51	$-

Production at Dakota Ethanol remains steady and comparable with production exceeding 44 million gallons for the first two quarters of both years. 2022 has seen higher prices for ethanol, distillers grains and corn oil. However, the increased revenues were offset by increases in the corn and natural gas cost, leaving net income for the six months ended 6/30/2022 lower than the six months ended 6/30/2021.

Unit trading

Capital unit trading activity was light during the third quarter 2022, although the value was higher. The 296,500 units traded in the past year represent 1 percent of the total units outstanding.

Quarter	Low Price	High Price	Average	Units Traded
Fourth Quarter 2021	2.05	2.94	2.43	90,000
First Quarter 2022	2.90	3.99	3.62	48,500
Second Quarter 2022	3.00	3.52	3.22	138,000
Third Quarter 2022	3.61	3.61	3.61	20,000